Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

OF

CF INDUSTRIES HOLDINGS, INC.

Pursuant to Section 151(g) of the General

Corporation Law of the State of Delaware

CF Industries Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify that, at a duly convened meeting of the board of directors of the Corporation (the “Board of Directors”) on July 25, 2017, the Board of Directors duly adopted the following resolution:

FURTHER RESOLVED, that none of the authorized shares of Series B Junior Participating Preferred Stock of CF Industries Holdings, Inc. are outstanding, and none will be issued subject to the certificate of designations previously filed with respect to such series.

[Signature page follows.]

IN WITNESS WHEREOF, CF Industries Holdings, Inc. has caused this certificate to be duly executed in its corporate name on this 25th day of July 2017.

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Douglas C. Barnard
Douglas C. Barnard
Senior Vice President, General Counsel and Secretary

[Certificate of Elimination – Series B Junior Participating Preferred Stock]